Exhibit 10.70
CONTRACT OF EMPLOYMENT

Employer:	Business Objects (UK) Limited, registered in England and Wales with number 2636952 of Objects House, Vanwall Business Park, Vanwall Road, Maidenhead, Berks SL6 4UB (“the Company”); and

Employee:	Bernard Liautaud of [ADDRESS]
This contract sets out the terms and conditions of your employment with the Company. This contract supersedes all previous arrangements or agreements (whether oral or in writing) between you and the Company in relation to the matters dealt with in it, in particular your contract of employment with the Company dated 27 August 2003.
1	COMMENCEMENT AND CONTINUOUS EMPLOYMENT

1.1	It has been agreed that, with effect from 11 September 2005, you have ceased to be the Company’s Chief Executive Officer and been appointed instead as the Company’s Chief Strategy Officer.

1.2	Your period of continuous employment with the Company commenced on 1 August 1990.

2	DUTIES

2.1	The parties’ initial expectations regarding the primary duties of this position are as follows: (i) assisting with the strategic planning process for the Group, including participating in the corporate strategy board and participating in shaping the direction of the Group, both from an organic development and from a transactional point of view; (ii) acting as the Company spokesperson in major internal events, such as: kick-off meetings, quota clubs, employee communication meetings, in Europe, Middle East and Africa; (iii) acting as the Company spokesperson in major external events, such as: industry conferences, press meetings, financial conferences, customer events (such as international user conferences) and serving on the relevant customer advisory board, in Europe, Middle East and Africa; (iv) assisting in key customer and partnership situations, in Europe, Middle East and Africa; (v) participating in the Group’s strategy offsite meetings; and (vi) helping define the Group’s product strategy, reviewing Group’s new technology directions, and serving on the relevant Group’s product strategy board. The Company reserves the right to require you to perform other duties.

2.2	During your employment you will be required to observe the Company’s rules and regulations as issued from time to time.

3	LOCATION AND TRAVEL

Your normal place of work is your home, in London and/or the Company’s office in Maidenhead. You may be required to work at the Company’s offices within the UK or to travel as may be necessary in the course of your duties within the UK or in some other countries in Europe, Middle East and Africa.

4	HOURS OF WORK

4.1	You will devote 35% of your total working time to providing your services to the Company under this contract. This will amount to 91 working days (i.e. Monday to Friday) each year, during which you will devote your whole time and attention to your duties for the Company.

4.2	Given your status within the Company, you will work such hours as are necessary on those days for you properly to perform your duties and it is agreed that the requirements of the Working Time Regulations 1998 do not apply to you as you fall within the exception set out on Regulation 20. For your information, the normal hours of work at the Company are 9.00 am to 5.30 pm with a lunch break of one (1) hour.

5	SALARY, BONUS AND EXPENSES

5.1	Up to 31 December 2005, your annual salary will be the sterling equivalent of US$227,500. From 1 January 2006, it is agreed that it will be the sterling equivalent of US$180,250. Your salary will be payable monthly in arrears on the last day of each month, subject to all statutory deductions and it may be reviewed annually by the Company in accordance with the Group Executive Compensation Policy as agreed by the Company from time to time, although the Company will be under no obligation to increase it.

5.2	Up to 31 December 2005, your annual target bonus will be the sterling equivalent of US$227,500. From1 January 2006, your target bonus will be $180,250 per year. However, the amount of bonus that you may be awarded, if any, may vary between 0% to 180% of the US$180,250 target, according to the Group’s consolidated performance assessed on a quarterly basis, any other criteria as set out for the Company and the achievement of such semi-annual individual objectives as set out by the Company. The Company retains total discretion to determine the amount of any bonus award you may be entitled to in any year. As you know, the specific bonus measures are reviewed and are subject to change on an annual basis by the Company in accordance with the Group Executive Compensation Policy as agreed by the Company from time to time. Any bonus payment you may be entitled to in any year will be paid to you within ninety (90) days after the end of the Company’s tax year. However, receipt of a bonus in any year is no indication that one will be paid in any subsequent year.

5.3	The Company shall reimburse all reasonable out-of-pocket expenses (including hotel, travelling and other expenses) specifically or generally authorised by the

Company’s HR Director and wholly, properly and necessarily incurred by you on the business of the Company. You will provide such evidence of expenses as the Company may reasonably require.

5.4	The sterling equivalent of any sum payable to you in US$ under this contract will be determined by applying the spot exchange rate of the U.S. dollar against the sterling pound as determined by the Bank of England on the first day of the month in which such payment is made to you.

6	PENSION AND OTHER BENEFITS

6.1	You will be entitled to participate in the following benefit schemes operated by the Company, as well as to such other benefit schemes which the Company may set up for its employees. Your family will be eligible to such benefits upon your request. More details on these schemes can be obtained from the Company’s HR Director:
6.1.1	medical care scheme, currently with BUPA,

6.1.2	dental care scheme, also currently with BUPA,

6.1.3	group personal pension scheme,

6.1.4	personal accident insurance scheme,

6.1.5	life assurance scheme,

6.1.6	personal health insurance scheme.
6.2	Your participation in any of the schemes listed in paragraph 6.1 above is subject to the rules and provisions of the scheme and any related contracts or policies of insurance in force from time to time. The Company reserves the right to amend or withdraw each of the schemes at any time. A contracting out certificate under the Pensions Schemes Act 1993 is not currently in force in respect of your employment.

7	HOLIDAYS

7.1	You are entitled to ten (10) days’ paid holiday in each holiday year (1 January to 31 December) in addition to three (3) of the UK bank and other public holidays.

7.2	You will not be entitled to carry over holiday from one holiday year to the next without prior written consent from the Company’s HR Director. You must agree the dates of your holidays in advance with the Company’s HR Director.

7.3	On termination of your employment with the Company any holiday entitlement which has accrued in respect of that holiday year, i.e. excluding any holiday carried forward from any previous year, will be paid less any holiday entitlement already taken. The Company reserves the right to require you to take any accrued holiday during your notice period or during any period of suspension or garden leave under paragraph 17 below on such dates as it may specify by giving you notice of not less than twenty-four (24) hours.

7.4	A sum in respect of any days’ holiday taken in excess of your entitlement for the then current holiday year as at the date of termination will be deducted from your final salary or any other payment due to you (which you hereby authorise) and any excess will be recoverable from you direct and repayable within forty (14) days of a demand for such repayment.

7.5	For the purposes of paragraphs 7.3 and 7.4, holiday entitlement for the year of leaving will be 1/12th of your annual entitlement per complete month of service in that year and repayment for each excess day is calculated as 1/91th of your base salary payable under paragraph 5.1 above.

8	SICKNESS ABSENCE

8.1	If you are absent from work because of sickness or injury you must:
8.1.1	notify the Company’s HR Director before 10.00 am on the first morning of absence and inform him/her also of your expected date of return; and

8.1.2	complete and return to the Company a self-certification form in respect of the first seven (7) days (including weekends) of any sickness absence; and

8.1.3	provide the Company with a medical certificate from your GP or other registered medical practitioner for periods of sickness over seven (7) days (including weekends) and with medical certificates for each subsequent week of sickness absence.
9	SICKNESS REQUIREMENTS

9.1	The Company may at any time require you to:
9.1.1	undergo a medical examination (at the Company’s expense) with a medical practitioner nominated by the Company; and/or

9.1.2	give written permission to the Company to have access to any medical or health report in its complete form on your physical or mental condition, prepared by the medical practitioner nominated by the Company.
10	SICK PAY

10.1	Provided you have complied with the Company’s notification and certification procedures and general terms relating to sickness absence referred to in paragraph 8 above, you will be entitled to receive Statutory Sick Pay (“SSP”) from the Company insofar as it is required to pay it in accordance with its statutory obligations for any period of incapacity for work exceeding three (3) days. The first three (3) days of sickness absence are “waiting days” in respect of which no SSP is payable.

10.2	The Company may, at its discretion, pay salary over and above SSP, in the event of your absence from work due to sickness or injury.

11	MATERNITY AND PATERNITY BENEFITS

The Company will notify you of any paternity rights and benefits which may be applicable to you in the event of your notifying it of any relevant circumstances.

12	DISMISSAL, DISCIPLINARY AND GRIEVANCE PROCEDURES

Details of the dismissal, disciplinary and grievance procedures are in the Company’s Staff Handbook. Those procedures will not form part of the terms of your contract of employment.

13	CONFIDENTIALITY

It is a condition of your employment that you do not use, divulge or disclose to any person, firm or organisation, (except as required by your employment) any confidential commercial or confidential technical information relating to the business, finances or affairs of the Company, the Group or any other company in the Group. This restriction extends after the termination of your employment for any reason without time limit but does not apply to information which is or comes into the public domain otherwise than through your unauthorised disclosure.

14	OUTSIDE INTERESTS AND DEALINGS

You may not, during your employment, without having disclosed full details to the Company and obtained the prior written consent of the Company, be directly or indirectly engaged, concerned or interested in any capacity in any trade, business or occupation, other than the business of the Company or the Group. This restriction applies whether or not the other activity is of a similar nature to or competes in any material respect with any of the businesses of the Company or the Group. It is recognised that you also occupy positions with Business Objects Americas(“BOA”) and Business Objects S.A. (“BOSA”) ( which are both also companies in the Group, and it is agreed that such positions are permitted under this clause.

15	OWNERSHIP OF RIGHTS

15.1	All notes and memoranda concerning the business of the Group or any of its suppliers, agents, distributors, clients or customers which are received or made by you in the course of your employment will be the property of the Company and must be surrendered by you to the Company at any time and in any event on the termination of your employment.

15.2	All property, copyright and other intellectual and proprietary rights in all works and materials (including, without limitation, computer software) developed, written or prepared by you in connection with the performance of your duties shall belong to the Company. To that end you hereby assign, by way of future assignment, all such property, copyright and other rights as mentioned above to the Company to hold absolutely unto itself, together with the right to apply for and enforce all such rights. You also unconditionally and irrevocably agree to give up all moral rights you may have as an author, designer or inventor of any such works or materials.

16	TERMINATION

16.1	Notice of termination

You are required to give the Company and the Company is required to give you not less than three (3) months’ written notice of termination. The Company reserves the right to terminate your employment by making a payment to you of salary in lieu of notice.

16.2	Non-Compete

You acknowledge that the nature of the business of the Group is such that if you were to become employed by, or substantially involved in, the business of a Group’s Competitor (as defined herein) during up to two (2) years following the termination of your employment with the Company, it would be very difficult for you not to rely on or use Group’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Group’s trade secrets and confidential information, you agree and acknowledge that your right to receive or retain the severance payments set forth in paragraph 16.3 (to the extent you are otherwise entitled to such payments) shall be conditioned upon you not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any Competitor. Notwithstanding the foregoing, you may, without violating this paragraph 16.2, own, as a passive investment, shares of capital stock of any Competitor, being a publicly-held corporation, where the number of shares of such Competitor’s capital stock that are owned by you represent less than three percent (3%) of the total number of shares of such Competitor’s capital stock outstanding. For the purposes of this paragraph 16.2, “Competitor” means each of Cognos, SAS, Microstrategy, Hyperion, Actuate, Informatica and their respective subsidiaries and affiliates. You agree not to challenge the effectiveness or enforceability of this paragraph 16.2, either directly or indirectly, in your individual capacity or through any subsequent employer or other third party. Similarly, the Company agrees not to challenge the effectiveness or enforceability of this paragraph 16.2 as a means of avoiding payment of any severance benefits.

16.3	Severance compensation

In the event your employment with the Company is terminated by you for Good Reason (as defined in paragraph 16.4) or by the Company without Cause (as defined in paragraph 16.4) at any time, then, subject to your executing and not revoking a release of claims in form satisfactory to the Company or its successor(s) and your compliance with the terms and conditions of the paragraph 16.2, you shall be entitled to the following:
(1)	two (2) years continuation (from the date of termination) of your base salary and target bonus (with respect to your target bonus, assuming a payout equal to 100% of your base salary as at the date of termination), paid in accordance with the Company’s normal payroll practice and subject to withholding taxes and/or any other deduction required by law; Notwithstanding the above, if you subsequently breach your obligations set forth in paragraph 16.2, the Company will, without prejudice to any other remedies available to it, be entitled to recover from you the sum paid to you under this paragraph; and

(2)	at your request, the continuation of the medical cover you will have as at the date of termination for eighteen (18) months following the date of termination (or, if earlier, until you cease to be eligible for such medical coverage); Notwithstanding the above, if you subsequently breach your obligations set forth in paragraph 16.2, the Company will, without prejudice to any other remedies available to it, immediately cease to provide the medical cover and the Company will be entitled to recover from you the sum equivalent to the cost incurred by the Company in having provided the medical cover from the date of termination.
In the event that you breach any of the restrictions in section 16.2, you shall reimburse to the Company the salary, bonus and medical insurance cover that the Company has paid or provided to you as severance compensation since the termination date, together with any tax and National Insurance Contributions (both employer’s and employee’s) that have been incurred by the Company in respect of such salary, bonus and medical insurance.

For the avoidance of doubt, the compensation payable under clause 16.3.(1) shall be deemed to include any money that may be payable to you by the Company for your notice period pursuant to clause 16.1.

16.4	Definitions

In this contract, the following expressions shall have the following meaning:

“Change of Control” shall have the same defined meaning as in the Business Objects S.A. 2001 Stock Incentive Plan;

“Good Reason” shall mean the occurrence of any of the following (without your consent and with such occurrence failing to be cured within thirty (30) days following receipt of a written notice by the Company’s HR Director from you specifying the purported grounds for such Good Reason):
(1)	Any reduction in the level of your base salary and annual target bonus; provided, however, that this shall only amount to a Good Reason within the first 12 months following a Change of Control;

(2)	Any material reduction in your duties or responsibilities and/or change of title within the Company;

(3)	A requirement that you relocate to a location more than fifty (50) miles from any of your then current office locations;

(4)	A change in reporting structure such that you no longer report to the BOSA board;

(5)	The termination by BOSA of your office as chairman of the BOSA board of without cause as defined in the BOSA board resolution appointing you as chairman of the BOSA board;

(6)	The termination by you of your office as chairman of the BOSA board for good reason as defined in the BOSA board resolution appointing you as chairman of the BOSA board;

(7)	The termination by BOA of your employment as chief strategy officer of that company without cause as defined in your employment agreement with BOA; or

(8)	The termination by you of your employment as chief strategy officer of BOA for good reason as defined in your employment agreement with that company.
          “Cause” shall mean that, in the reasonable opinion of the Company, you:
(1)	have committed an act that materially damages the business of the Group;

(2)	have willfully refused or failed to follow lawful and reasonable directions of the Company and BOSA board as the case may be;

(3)	have willfully or habitually neglected your duties to the Company; or

(4)	have been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Group and/or any of its companies.

17	GARDEN LEAVE

17.1	Once notice of termination has been given by either you or the Company, the Company may suspend you from the performance of your duties and/or exclude you from any premises of the Company or any other company in the Group. Salary and other contractual benefits shall continue to be paid or provided despite such suspension and/or exclusion.

17.2	During any period of suspension and/or exclusion under paragraph 17.1, you shall not, without the prior written consent of the Company, contact (either directly or indirectly) any clients, customers, suppliers or employees of the Company or any other company in the Group.

17.3	In the event of the suspension and/or exclusion under paragraph 17.1, the Company may require you to return to the Company all property in your possession or under his control belonging to the Company or any other company in the Group.

18	DEDUCTIONS

For the purpose of Part II of the Employment Rights Act 1996, you hereby authorise the Company to deduct from any sums owing to you (including but not limited to salary and accrued holiday pay) the amount of any sums you owe to the Company at any time.

19	COLLECTIVE AGREEMENTS

There are no collective agreements affecting your terms and conditions of employment.

20	DEFINITION OF GROUP

In this contract “Group” means the Company and any company which is a subsidiary or holding company of it from time to time, or which is from time to time a subsidiary of any such holding company. The terms “subsidiary” and “holding company” for this purpose have the meanings given to them in section 736, Companies Act 1985.

21	WORK OUTSIDE THE UNITED KINGDOM

You will not, during your employment, be required to work outside the United Kingdom for a period of longer than one month per trip.

22	USE OF DATA

The Company holds a personnel file and computer records which contain data concerning a wide variety of matters. These include matters such as your application, references, bank details, and other personal details. They are held for the following purposes:
(a)	staff administration;

(b)	accounts and records;
(c)	the provision of management information for business purposes such as marketing activities and corporate and staff planning; and
(d)	to permit the Company to comply with its legal responsibilities.
It may, in certain circumstances, be necessary to:
(a)	transfer these details outside the European Economic Area (“EEA”), in particular to the US, where there may be no legislation protecting an individual’s rights relating to personal data; and/or

(b)	make the details available to the Company’s advisers and/or the relevant regulatory authorities.
Where transfers outside the EEA are necessary, the Company has taken, or shall take, the appropriate steps to satisfy itself that the entity to which your data is transferred has in place the appropriate technical and organisational measures to protect your data against unauthorised or unlawful processing and against accidental loss or destruction of, or damage to the data. In all cases, third parties to which your personal data is transferred will be contractually obliged to use the data only for the relevant purpose specified above and not to forward the data to other parties without your consent.

By signing this contract, you agree to both this transfer of information outside the EEA and to the processing of information concerning yourself.

23	GOVERNING LAW

This contract shall be interpreted and construed in accordance with the laws of England and governed by the jurisdiction of the English courts.

Signed by Stéphane Massas,	/s/ Stéphane Massas

Vice President — Human Resources EMEA
for Business Objects (UK) Limited

Dated February 15, 2006
ACCEPTANCE BY THE EMPLOYEE:
To:      Business Objects (UK) Limited
I acknowledge receipt of my contract of employment with Business Objects (UK) Limited dated September 9, 2005 of which this is a copy and I agree to abide by the terms and conditions of my employment set out in the contract.

Signed by Bernard Liautaud	/s/ Bernard Liautaud

Date: March 7, 2006